As filed with the Securities and Exchange Commission on October 1, 2014

Registration No. 333-129181
Registration No. 333-143552
Registration No. 333-173178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129181
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143552
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173178

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POKERTEK, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State or other Jurisdiction of Incorporation or Organization)	61-1455265 (IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina (Address of Principal Executive Offices)	28105 (Zip Code)

PokerTek, Inc. 2004 Stock Incentive Plan
PokerTek, Inc. 2005 Stock Incentive Plan
PokerTek, Inc. 2007 Stock Incentive Plan
PokerTek, Inc. 2009 Stock Incentive Plan
(Full Title of the Plans)

Todd F. McTavish
General Counsel, Chief Compliance Officer and Corporate Secretary
PokerTek, Inc.
c/o Multimedia Games, Inc.
206 Wild Basin Road South, Building B
Austin, Texas  78746
(Name and Address of Agent for Service)

(512) 334-7500
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐ (Do not check if a smaller reporting company)	Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by PokerTek, Inc., a North Carolina corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the dates set forth below, and are filed to deregister all securities that previously were registered and have not been sold or otherwise issued as of the date of the filing of these Post-Effective Amendments under the plans set forth below:

•
Registration Statement on Form S-8 (File No. 333-129181), filed with the Commission on October 21, 2005, registering 786,250 shares of the Company’s common stock, no par value per share (the “Common Stock”), under the PokerTek, Inc. 2004 Stock Incentive Plan, as amended and restated, and 1,625,000 shares of Common Stock under the PokerTek, Inc. 2005 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-143552), filed with the Commission on June 6, 2007, registering 650,000 shares of Common Stock under the PokerTek, Inc. 2007 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-173178), filed with the Commission on March 30, 2011, registering 400,000 shares of Common Stock under the PokerTek, Inc. 2009 Stock Incentive Plan.

As of October 1, 2014, pursuant to that certain Agreement and Plan of Merger, dated as of April 29, 2014, by and among the Company, Multimedia Games, Inc., a Delaware corporation  (“Parent”), and 23 Acquisition Co., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), and the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of Parent.

As a result of the Merger, any offerings pursuant to the Registration Statements have been terminated.  In accordance with the undertaking contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to remove from registration, by means of a post-effective amendment, any of the registered securities which remain unsold under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 1, 2014.

POKERTEK, INC.

By:	/s/ Todd F. McTavish
Name: Todd F. McTavish
Title: General Counsel, Chief Compliance Officer and Corporate Secretary